Exhibit 99.1

For more information, contact:

Steven D. Schwartz, Vice President-Investor Relations
(515) 273-3763, sschwartz@american-equity.com

FOR IMMEDIATE RELEASE
November 8, 2021
American Equity Reports Third Quarter 2021 Results
Company Highlights
•Third quarter 2021 net income available to common stockholders of $141.9 million, or $1.53 per diluted common share compared to net income available to common stockholders of $661.3 million, or $7.17 per diluted common share, for third quarter 2020
•Third quarter 2021 non-GAAP operating income available to common stockholders, excluding notable items1, of $136.3 million, or $1.46 per diluted common share
•Only notable item this quarter, the annual actuarial update, negatively impacted non-GAAP operating income1 by $56.8 million, or $0.61 per diluted common share
•Closed industry re-defining reinsurance partnership with Brookfield Asset Management Re
•Signed agreements with BlackRock and Conning to manage core fixed income and syndicated private placement investments in the quarter; Executed migration of over $45 billion of invested assets since quarter-end
•Deployed $375 million in private assets in the quarter bringing year-to-date as of today total to $2.5 billion; Private assets are at approximately 15% of total invested assets as part of plans to ramp to 30-40% asset allocation over time
•Book value per common share of $61.34 at September 30, 2021; Non-GAAP book value per common share excluding accumulated other comprehensive income (AOCI)1 of $40.19; Excluding both AOCI and net impact of accounting for fair value of derivatives and embedded derivatives, non-GAAP book value per common share1 of $37.33
WEST DES MOINES, Iowa (November 8, 2021) - American Equity Investment Life Holding Company (NYSE: AEL), a leading issuer of fixed index annuities (FIAs) today reported on its third quarter 2021 results. These results include substantial progress on the key goals of AEL 2.0 by closing a major reinsurance transaction with Brookfield that generates on-going fee revenues for American Equity and committing significant amounts of the cash the company had on hand to key private asset classes. The majority of investment commitments made in the third quarter represent the continued expansion of American Equity's allocation to residential and commercial real estate assets while the capital deployed in private assets was across middle market corporate loans, agriculture loans and real estate debt.

American Equity's President and CEO, Anant Bhalla, noted the tremendous progress the company has made since the AEL 2.0 strategy was introduced last October, stating: "I am proud of the pace of execution in all three elements of the virtuous fly-wheel of our business strategy. Now we have in place the necessary building blocks of the American Equity strategy. Over the next few years, we intend to further scale up the following three areas: allocation to private assets, total assets earning fees or investment spread, and third party capital through reinsurance. This should result in the realization of the full potential of our business strategy; thereby improving shareholder returns by migration to the capital-light model we envisioned. Beyond that, AEL is re-imaging its target markets to be The Financial Dignity Company that delights customers as they realize financial dignity from our solutions well beyond their prime earnings years."
Non-GAAP operating income1 available to common stockholders for the third quarter of 2021 was $79.5 million, or $0.85 per diluted common share, compared to non-GAAP operating loss1 available to common stockholders of $(249.8) million, or $(2.72) per diluted common share, for third quarter 2020. Excluding the one notable item this quarter, the impact of actuarial assumption revisions, third quarter 2021 non-GAAP operating income1 available to common stockholders was $136.3 million, or $1.46 per diluted common share, compared to $91.1 million, or $0.98 per diluted common share, for the third quarter of 2020.
Actuarial assumption revisions utilized in the determination of deferred policy acquisition costs, deferred sales inducements, and the liability for future policy benefits to be paid for lifetime income benefit riders (LIBR) negatively affected non-GAAP operating income1 by $56.8 million, or $0.61 per diluted common share, in the third quarter of 2021 and by $340.9 million, or $3.70 per diluted common share, in the third quarter of 2020.
The year-over-year increase in quarterly non-GAAP operating income1 available to common stockholders excluding the impact of actuarial assumption revisions primarily reflected decreases in the change in LIBR liability as well as the amortization of the deferred acquisition cost and deferred sales inducement assets offset partly by an increase in other operating costs and expenses.
Compared to the third quarter of 2020, the change in the liability for future benefits to be paid for LIBR declined by $77 million. Excluding the impact of actuarial assumption revisions, the change in liability for future policy benefits to be paid for LIBR1 decreased by $25 million from the third quarter of 2020. In the third quarter of 2021, the change in the liability for future policy benefits to be paid for LIBR was reduced by $15 million for actual versus modeled experience; actual versus modeled experience increased the reserve by $5 million in the third quarter of 2020. The positive difference between actual versus modeled expectations in the third quarter of 2021 primarily reflected the level of equity index credits, offset partly by greater than modeled utilization of lifetime income benefit riders in certain cohorts and lower than modeled lapsation. The completed reinsurance agreement with Brookfield Asset Management Re reduced the expected increase in the liability for future policy benefits to be paid for LIBR by $7 million.
Compared to the third quarter of 2020, the change in amortization of deferred policy acquisition and sales inducement costs declined by $355 million. Excluding the impact of actuarial assumption revisions, amortization of deferred policy acquisition and sales inducement costs1 decreased $46 million from the third quarter of 2020. The change to earnings patterns resulting from the impact of the actuarial assumption revisions reduced total expected amortization for the quarter by $21 million while the completed reinsurance transaction with Brookfield Asset Management Re reduced expected total amortization by $7 million. Actual versus modeled expectations in the third quarter of 2021, primarily reflecting the level of equity index credits, reduced amortization by $12 million.

Amortization of deferred sales inducements and policy acquisition costs was negatively affected by $10 million in the third quarter of 2020 from actual versus modeled expectations.
CONTINUED DEPLOYMENT INTO PRIVATE ASSETS AS PART OF RAMPING TO 30%-40% OF ASSET ALLOCATION OVER TIME
American Equity’s investment spread was 2.40% for the third quarter of 2021 compared to 1.95% for the second quarter of 2021 and 2.44% for the third quarter of 2020. On a sequential basis, the average yield on invested assets increased by 40 basis points while the cost of money fell by 5 basis points. Adjusted investment spread excluding non-trendable items3 increased to 2.20% in the third quarter of 2021 from 1.81% in the second quarter of 2021.
Average yield on invested assets was 3.91% in the third quarter of 2021 compared to 3.51% in the second quarter of 2021. The average adjusted yield on invested assets excluding non-trendable items3 was 3.79% in the third quarter of 2021 compared to 3.41% in the second quarter of 2021. Relative to the prior quarter, the average adjusted yield in the third quarter of 2021 benefited by 22 basis points from returns on mark-to-market assets and by 18 basis points due to lower cash holdings relative to invested assets as a result of the completed reinsurance transactions with Brookfield Asset Management Re. Average cash and equivalents in the insurance company portfolio was $6.9 billion compared to $10 billion in the second quarter of 2021.
The aggregate cost of money for annuity liabilities of 1.51% in the third quarter of 2021 was down 5 basis points from 1.56% in the second quarter of 2021. The cost of money in the third quarter of 2021 was positively affected by 8 basis points of over-hedging of index-linked credits compared to 4 basis point of hedge gain in the second quarter of 2021.
Commenting on investment activities, Jim Hamalainen, Chief Investment Officer, said: "Year to date as of today, we have deployed approximately $2.5 billion in private assets. This exceeds our plans for 2021 and was supported by our acquisition of a residential loan portfolio from the Anchor Loan platform to help support its acquisition by our residential real estate partner, Pretium. We now have access to necessary investment capabilities, and scaling to target will allow American Equity shareholders to realize the full potential of differentiated asset management with a lower risk profile than other asset intensive insurance business models.
FUNDS UNDER MANAGEMENT INCREASE 1.1% ON $1.3 BILLION OF SALES4
Policyholder funds under management at September 30, 2021 were $52.9 billion, a $588 million, or 1.1% increase from June 30, 2021, adjusted for the completion of the in-force reinsurance transaction with Brookfield Asset Management Re. Third quarter sales were $1,310 million, representing an increase of 128% from the third quarter 2020 sales level. On a sequential basis, sales increased 11% from the second quarter of 2021. Compared to the second quarter of 2021, sales of fixed index annuities at American Equity Life increased 4% while Eagle Life sales of fixed index annuities rose 2%.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
The forward-looking statements in this release, such as believe, enable, expect, intend, may, plan, ramping to, strategy, or similar words, as well as specific projections of future results, are based on assumptions and expectations that involve risks and uncertainties, including the "Risk Factors" the company describes in its U.S. Securities and Exchange Commission filings. The Company's future results could differ, and it has no obligation to correct or update any of these statements.
CONFERENCE CALL
American Equity will hold a conference call to discuss third quarter 2021 earnings on Tuesday, November 9, at 8:00 a.m. CT. The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the call on the internet may do so at www.american-equity.com.
The call may also be accessed by telephone at 855-865-0606, passcode 6635087 (international callers, please dial 704-859-4382). An audio replay will be available shortly after the call on American Equity's website. An audio replay will also be available via telephone through November 16, 2021 at 855-859-2056, passcode 6635087 (international callers will need to dial 404-537-3406).
ABOUT AMERICAN EQUITY
At American Equity Investment Life Holding Company, we think of ourselves as The Financial Dignity Company that offers solutions designed to create financial dignity in retirement. Our policyholders work with independent agents, banks and broker-dealers, through our wholly-owned operating subsidiaries, to choose one of our leading annuity products best suited for their personal needs. To deliver on our promises to policyholders, American Equity has reframed its investment focus, building a stronger emphasis on insurance liability driven asset allocation as well as the origination and management of private assets. Our company is headquartered in West Des Moines, Iowa with satellite offices slated to open in 2022 in Charlotte, NC and New York, NY. For more information, please visit www.american-equity.com.
1    Use of non-GAAP financial measures, including those that isolate notable items, is discussed in this release in the tables that follow the text of the release.
2    Pertinent notable items consist of $56,801 impact related to actuarial assumption updates made in Q3 2021 and $340,895 impact related to actuarial assumption updates made in Q3 2020. The presentation of notable items is intended to help investors better understand our results and to evaluate and forecast those results. For more information, see page 6 of our September 30, 2021 financial supplement.
3    Non-trendable items are the impact of investment yield – additional prepayment income and cost of money effect of over (under) hedging as shown in our September 30, 2021 financial supplement on page 11, “Spread Results”.
4    For the purposes of this document, all references to sales are on a gross basis. Gross sales is defined as sales before the use of reinsurance.
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American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except per share data)

Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues:
Premiums and other considerations	$15,841	$10,407	$43,649	$29,103
Annuity product charges	58,480	62,277	182,321	185,264
Net investment income	526,366	543,331	1,522,876	1,660,353
Change in fair value of derivatives	(70,701)	205,011	826,484	(409,201)
Net realized gains (losses) on investments	4,933	(22,321)	(2,764)	(68,545)
Other revenue	7,644	—	7,644	—
Loss on extinguishment of debt	—	—	—	(2,024)
Total revenues	542,563	798,705	2,580,210	1,394,950

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	18,756	13,273	51,008	36,676
Interest sensitive and index product benefits	817,014	576,147	2,106,590	1,217,358
Amortization of deferred sales inducements	(17,172)	416,983	93,283	415,396
Change in fair value of embedded derivatives	(536,404)	(1,732,497)	(545,104)	(1,855,623)
Interest expense on notes payable	6,535	6,388	19,322	19,161
Interest expense on subordinated debentures	1,342	1,323	3,994	4,232
Amortization of deferred policy acquisition costs	(1,588)	622,596	185,329	623,409
Other operating costs and expenses	56,518	42,738	177,433	128,315
Total benefits and expenses	345,001	(53,049)	2,091,855	588,924
Income before income taxes	197,562	851,754	488,355	806,026
Income tax expense	44,697	184,554	107,500	143,308
Net income	152,865	667,200	380,855	662,718
Less: Preferred stock dividends	10,918	5,950	32,756	18,511
Net income available to common stockholders	$141,947	$661,250	$348,099	$644,207

Earnings per common share	$1.53	$7.20	$3.69	$7.02
Earnings per common share - assuming dilution	$1.53	$7.17	$3.67	$7.00

Weighted average common shares outstanding (in thousands):
Earnings per common share	92,478	91,861	94,326	91,770
Earnings per common share - assuming dilution	93,044	92,163	94,867	92,071

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except per share data)

NON-GAAP FINANCIAL MEASURES
In addition to net income available to common stockholders, we have consistently utilized non-GAAP operating income available to common stockholders and non-GAAP operating income available to common stockholders per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate our financial performance. Non-GAAP operating income available to common stockholders equals net income available to common stockholders adjusted to eliminate the impact of items that fluctuate from quarter to quarter in a manner unrelated to core operations, and we believe measures excluding their impact are useful in analyzing operating trends. The most significant adjustments to arrive at non-GAAP operating income available to common stockholders eliminate the impact of fair value accounting for our fixed index annuity business. These adjustments are not economic in nature but rather impact the timing of reported results. We believe the combined presentation and evaluation of non-GAAP operating income available to common stockholders together with net income available to common stockholders provides information that may enhance an investor’s understanding of our underlying results and profitability.
Reconciliation from Net Income Available to Common Stockholders to Non-GAAP Operating Income (Loss) Available to Common Stockholders and Non-GAAP Operating Income Available to Common Stockholders, Excluding Notable Items

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net income available to common stockholders	$141,947	$661,250	$348,099	$644,207
Adjustments to arrive at non-GAAP operating income (loss) available to common stockholders: (a)
Net realized (gains) losses on financial assets, including credit losses	(3,900)	15,145	2,528	49,986
Change in fair value of derivatives and embedded derivatives - fixed index annuities	(75,879)	(1,176,909)	(172,746)	(873,773)
Change in fair value of derivatives - interest rate caps and swap	—	—	—	(848)
Income taxes	17,285	250,701	36,801	177,804
Non-GAAP operating income (loss) available to common stockholders	79,453	(249,813)	214,682	(2,624)
Impact of notable items (b)	56,801	340,895	56,801	310,117
Non-GAAP operating income available to common stockholders, excluding notable items	$136,254	$91,082	$271,483	$307,493

Per common share - assuming dilution:
Net income available to common stockholders	$1.53	$7.17	$3.67	$7.00
Adjustments to arrive at non-GAAP operating income (loss) available to common stockholders:
Anti-dilutive effect of operating loss	—	0.01	—	—
Net realized (gains) losses on financial assets, including credit losses	(0.04)	0.16	0.02	0.54
Change in fair value of derivatives and embedded derivatives - fixed index annuities	(0.82)	(12.77)	(1.82)	(9.49)
Change in fair value of derivatives - interest rate caps and swap	—	—	—	(0.01)
Income taxes	0.18	2.71	0.39	1.93
Non-GAAP operating income (loss) available to common stockholders	0.85	(2.72)	2.26	(0.03)
Impact of notable items	0.61	3.70	0.60	3.37
Non-GAAP operating income available to common stockholders, excluding notable items	$1.46	$0.98	$2.86	$3.34
Notable Items

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Notable items impacting non-GAAP operating income (loss) available to common stockholders:
Impact of actuarial assumption updates	$56,801	$340,895	$56,801	$340,895
Tax benefit related to the CARES Act	—	—	—	(30,778)
Total notable items (b)	$56,801	$340,895	$56,801	$310,117
(a)Adjustments to net income available to common stockholders to arrive at non-GAAP operating income (loss) available to common stockholders are presented net of related adjustments to amortization of deferred sales inducements and deferred policy acquisition costs and accretion of lifetime income benefit rider (LIBR) reserves where applicable.
(b)Notable items reflect the after-tax impact to non-GAAP operating income (loss) available to common stockholders for certain items that do not reflect the company's expected ongoing operations. Notable items primarily include the impact from actuarial assumption updates. The presentation of notable items is intended to help investors better understand our results and to evaluate and forecast those results.

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except share and per share data)
Book Value per Common Share

Q3 2021
Total stockholders’ equity	$6,375,208
Equity available to preferred stockholders (a)	(700,000)
Total common stockholders' equity (b)	5,675,208
Accumulated other comprehensive income	(1,956,974)
Total common stockholders’ equity excluding AOCI (b)	3,718,234
Net impact of fair value accounting for derivatives and embedded derivatives	(265,018)
Total common stockholders’ equity excluding AOCI and the net impact of fair value accounting for derivatives and embedded derivatives (b)	$3,453,216

Common shares outstanding	92,513,517

Book Value per Common Share: (c)
Book value per common share	$61.34
Book value per common share excluding AOCI (b)	$40.19
Book value per common share excluding AOCI and the net impact of fair value accounting for derivatives and embedded derivatives (b)	$37.33
(a)Equity available to preferred stockholders is equal to the redemption value of outstanding preferred stock plus share dividends declared but not yet issued.
(b)Total common stockholders' equity, total common stockholders' equity excluding AOCI and total common stockholders' equity excluding AOCI and the net impact of fair value accounting for derivatives and embedded derivatives, non-GAAP financial measures, exclude equity available to preferred stockholders. Total common stockholders’ equity and book value per common share excluding AOCI, non-GAAP financial measures, are based on common stockholders’ equity excluding the effect of AOCI. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale securities, we believe these non-GAAP financial measures provide useful supplemental information. Total common stockholders' equity and book value per common share excluding AOCI and the net impact of fair value accounting for derivatives and embedded derivatives, non-GAAP financial measures, are based on common stockholders' equity excluding AOCI and the net impact of fair value accounting for derivatives and embedded derivatives. Since the net impact of fair value accounting for our derivatives and embedded derivatives fluctuates from quarter to quarter and the most significant impacts relate to fair value accounting for our fixed index annuity business and are not economic in nature but rather impact the timing of reported results, we believe these non-GAAP financial measures provide useful supplemental information.
(c)Book value per common share including and excluding AOCI and book value per common share excluding AOCI and the net impact of fair value accounting for derivatives and embedded derivatives are calculated as total common stockholders’ equity, total common stockholders’ equity excluding AOCI and total common stockholders' equity excluding AOCI and the net impact of fair value accounting for derivatives and embedded derivatives divided by the total number of shares of common stock outstanding.

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands)

NON-GAAP FINANCIAL MEASURES
Average Common Stockholders' Equity and Return on Average Common Stockholders' Equity
Return on average common stockholders' equity measures how efficiently we generate profits from the resources provided by our net assets.  Return on average common stockholders' equity is calculated by dividing net income available to common stockholders, for the trailing twelve months, by average equity available to common stockholders. Non-GAAP operating return on average common stockholders' equity excluding average accumulated other comprehensive income (AOCI) is calculated by dividing non-GAAP operating income available to common stockholders, for the trailing twelve months, by average common stockholders' equity excluding average AOCI. We exclude AOCI because AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments.

Twelve Months Ended
September 30, 2021
Average Common Stockholders' Equity Excluding Average AOCI
Average total stockholders' equity	$6,146,712
Average equity available to preferred stockholders	(700,000)
Average equity available to common stockholders	5,446,712
Average AOCI	(1,934,284)
Average common stockholders' equity excluding average AOCI	3,512,428
Impact of notable items on average common stockholders' equity excluding average AOCI	28,401
Average common stockholders' equity excluding average AOCI and notables	$3,540,829

Net income available to common stockholders	$341,837
Adjustments to arrive at non-GAAP operating income available to common stockholders: (a)
Net realized losses on financial assets, including credit losses	11,897
Change in fair value of derivatives and embedded derivatives - fixed index annuities	(82,130)
Income taxes	14,805
Non-GAAP operating income available to common stockholders	286,409
Impact of notable items (b)	56,801
Non-GAAP operating income available to common stockholders, excluding notable items	$343,210

Return on Average Common Stockholders' Equity
Net income available to common stockholders	6.3%

Return on Average Common Stockholders' Equity Excluding Average AOCI
Non-GAAP operating income available to common stockholders	8.2%
Non-GAAP operating income available to common stockholders, excluding notable items	9.7%
Notable Items

Twelve Months Ended
September 30, 2021
Notable items impacting Non-GAAP operating income available to common stockholders:
Impact of actuarial assumption updates	$56,801
Total notable items (b)	$56,801
(a)Adjustments to net income available to common stockholders to arrive at non-GAAP operating income available to common stockholders are presented net of related adjustments to amortization of deferred sales inducements (DSI) and deferred policy acquisition costs (DAC) and accretion of lifetime income benefit rider (LIBR) reserves where applicable.
(b)Notable items reflect the after-tax impact to non-GAAP operating income available to common stockholders for certain items that do not reflect the company's expected ongoing operations. Notable items primarily include the impact from actuarial assumption updates. The presentation of notable items is intended to help investors better understand our results and to evaluate and forecast those results.